Exhibit 99.1

NEWS RELEASE TRANSMITTED BY Business Wire

FOR:	ATLANTIC POWER CORPORATION

SYMBOL:	NYSE: AT; TSX: ATP

March 18, 2011

Atlantic Power Corporation Releases Fourth Quarter and Year End 2010 Results

BOSTON, MASSACHUSETTS — Atlantic Power Corporation (NYSE: AT) (TSX: ATP) (“Atlantic Power” or the “Company”) today announced its results for the quarter and year ended December 31, 2010.  All amounts are in U.S. dollars unless otherwise indicated.  Please see “Regulation G Disclosures” attached to this news release for an explanation and US GAAP reconciliation of the terms “EBITDA”, “Adjusted EBITDA” and “Cash Available for Distribution” as used in this news release.

Highlights

•                  6% increase in Adjusted EBITDA in 2010 compared to the prior year

•                  $83 million of distributions from our projects exceeded 2010 guidance

•                  Maintaining our guidance that projected cash flows are sufficient to meet our current level of dividends into 2016 with no further acquisitions or organic growth

•                  Completed NYSE listing and subsequently raised $150 million in successful equity and convertible debenture offerings

•                  Completed project-level bank financing and commenced construction on our first greenfield biomass project to be completed in late 2012

•                  Construction completed in early 2011 on our first wind project investment

•                  Acquired Cadillac Renewable Energy, a 39.6 MW biomass facility in Cadillac, Michigan

“This year we had some significant milestones for the continued growth of Atlantic Power,” said Barry Welch, Atlantic Power’s President and CEO.  “Our NYSE listing increased the liquidity of our shares as well as our access to capital in the United States, which we leveraged with a cross border public offering in the U.S. and Canada.  The proceeds from that offering supported the diversification of our portfolio into the renewable space with the acquisition of Cadillac, the completed construction of Idaho Wind and the groundbreaking at Piedmont Green Power.  With the one-year extension of the federal stimulus grant for renewable projects, we are excited about the prospects of additional opportunities in the wind and biomass space.”

Operating Performance

Project Adjusted EBITDA, including earnings from equity investments, increased by $0.7 million to $33.8 million for the quarter ended December 31, 2010 compared to $33.1 million for the quarter ended December 31, 2009. The increase was attributable to several factors, including:

•                  increased EBITDA of $2.9 million at Lake due to lower fuel expense attributable to lower price and volume of hedged gas;

•                  increased EBITDA of $0.7 million at Pasco primarily attributable to the maintenance outage during the fourth quarter of 2009; and

•                  decreased EBITDA of $2.6 million at Auburndale due primarily to higher maintenance costs and longer scheduled down-time during a planned fourth quarter 2010 outage.

Project Adjusted EBITDA, including earnings from equity investments, increased by $8.4 million to $152.6 million for the year ended December 31, 2010 compared to $144.2 million for the year ended December 31, 2009. The increase was attributable to several factors, including:

•                  increased EBITDA of $6.1 million at Lake due to earnings from favorable off-peak dispatch during the summer months and annually increased contractual capacity payments under the project’s PPA;

•                  increased EBITDA of $5.7 million at Chambers due to lower operations and maintenance costs in 2010 as compared to 2009 which had a planned major steam turbine generator outage, as well as higher generation due to better market prices;

•                  increased EBITDA of $1.4 million at Pasco primarily attributable to the maintenance outage during the year ended December 31, 2009; partially offset by

•                  decreased EBITDA of $1.0 million at Auburndale due to higher maintenance costs in 2010 and longer scheduled down-time during a planned outage, partially offset by higher contractual capacity payments under the project’s PPA;

•                  the absence of Rumford EBITDA as the project was sold in the fourth quarter of 2010; and

•                  the absence of Stockton and Mid-Georgia’s EBITDA as both projects were sold in the fourth quarter of 2009.

Cash Available for Distribution

For the year ended December 31, 2010, Cash Available for Distribution was $65.5 million compared to $66.3 million for the year ended December 31, 2009.

Our payout ratio for 2010 was 100%, which was in line with our expectations and previous guidance.

From an overall cash flow perspective, cash flow from operating activities increased by $36.5 million for the year ended December 31, 2010 over the comparable period in 2009.  The change from the prior year is primarily attributable to a significant decrease in cash interest expense as a result of our common share conversion in November of 2009, which eliminated Cdn$348 million ($328 million) of outstanding subordinated notes, as well as higher Project Adjusted EBITDA described above and $8 million in net cash tax refunds.

Growth in 2010

Idaho Wind Commercially Operational

On July 2, 2010, we acquired a 27.6% interest in Idaho Wind Partners (“Idaho Wind”) for $38.9 million and approximately $3.1 million in transaction costs.  In early 2011, Idaho Wind completed construction of its 183-MW wind power project located near Twin Falls, Idaho.  The project’s 11 wind farms are powered by 122 of GE Energy’s 1.5 MW wind turbines, the most widely installed turbine in the world.  Construction was completed and delivered on schedule by Fagen Inc. a leading engineering, procurement and construction firm.  Idaho Wind has 20-year power purchase agreements with Idaho Power Company under which all electricity produced by the wind farms will be sold at fixed prices as scheduled in the projects’ PPAs.

Idaho Wind was funded, in conjunction with our partners, with a $221.7 million project-level credit facility.  The facility is composed of two tranches, which includes a $138.5 million construction loan that will convert to a 17-year term loan following commercial operation and a $83.2 million cash grant bridge facility which will be repaid with federal stimulus grant proceeds expected in the second quarter of 2011.

In 2010, we made a short-term $22.8 million loan to Idaho Wind to provide temporary funding for construction of the project until a portion of the project-level construction financing is completed.  The loan is expected to be repaid in 2011 with a combination of excess proceeds from the federal stimulus cash grant after repaying the cash grant loan facility, funds from a third closing for additional project debt, and project cash flow.  The federal stimulus grant is expected in the second quarter of 2011 and a third closing is expected by the end of the year.  As of March 18, 2011, $5.1 million of the loan has been repaid to us.  The outstanding loan bears interest at a prime rate plus 10% (13.25% as of December 31, 2010).

Cadillac Renewable Energy Acquisition

On December 21, 2010, we acquired 100% of Cadillac Renewable Energy, LLC (“Cadillac”), which owns and operates a 39.6 MW wood fired facility located in Cadillac, Michigan.

The purchase price was $80.1 million, inclusive of customary working capital adjustments, and was funded by $37 million of cash on hand and $43.1 million of assumed non-recourse, project-level debt, which fully amortizes through the term of the power purchase agreement (“PPA”).  Operations and maintenance will be managed by Rollcast Energy, Atlantic Power’s majority-owned affiliate.  The Company expects to receive distributions from the project in the range of $3.5 million to $4.5 million per year, starting in 2011.

Piedmont Green Power Financing and Groundbreaking

In November 2010, we closed the construction and term financing for the Piedmont Green Power project, a 53.5 MW biomass project located in Barnesville, Georgia.  Total project costs of approximately $207.4 million were financed in part with an $82.0 million construction loan which will convert to a term loan upon commercial operation, a $51.0 million bridge loan and approximately $75 million of equity to be contributed by Atlantic Power.   The bridge loan will be repaid from the proceeds of a federal grant, which is expected to be received two months after achieving commercial operation.  Construction of the project, headed by Zachry Industrial, commenced immediately following the financial closing.  Piedmont has a 20-year PPA with Georgia Power Company which includes fixed capacity payments and variable energy payments with an adjustment related to the cost of biomass fuel for the plant.  As of March 18, 2011 we have contributed $68.5 million in equity to the project.  Cash distributions to the Company from the project are expected to average $8 million to $10 million for each full year of project operation after completion of construction in late 2012.

Expanded shareholder access and first cross-border capital raise

NYSE Listing

On July 23, 2010, our shares commenced trading on the NYSE, bringing many benefits including enhanced trading liquidity, increased shareholder access to our securities and additional access to competitively-priced public capital to finance our growth strategies.

Public Offerings

On October 20, 2010, we completed a public offering of 6,029,000 common shares, including 784,000 common shares issued pursuant to the exercise in full of the underwriters’ over-allotment option, at a price of $13.35 per common share.  We received net proceeds from the common share offering, after deducting the underwriting discounts and expenses, of approximately $75.3 million.

On October 20, 2010, we also completed a public offering of Cdn$80.5 million ($78.9 million) of convertible unsecured subordinated debentures, including Cdn$10.5 million ($10.3 million) aggregate principal amount of debentures pursuant to the exercise in full of the underwriters’ over-allotment option.  The debentures bear interest at a rate of 5.60% and will mature on June 30, 2017 unless earlier redeemed. We received net proceeds from the debenture offering, after deducting the underwriting discounts and expenses, of approximately Cdn$76.1 million ($74.6 million).

As of March 18, 2011, the net proceeds of approximately $150 million from the two public offerings had been used as follows:

•            $20 million to partially fund the acquisition of Idaho Wind;

•            $68.5 million to fund our equity contribution to the Piedmont Green Power biomass project, with an additional $6.5 million allocated for additional equity contributions;

•            $37 million to fund our acquisition of Cadillac Renewable Energy, LLC; and

•            The remaining net proceeds of approximately $18 million have been retained for general corporate purposes and continued execution of our growth strategy.

As of March 18, 2011, we had outstanding 68,108,042 common shares (NYSE: AT; TSX: ATP), Cdn$49.6 million principal amount of 6.50% convertible secured debentures due October 31, 2014 (TSX: ATP.DB), Cdn$76.7 million principal amount of 6.25% convertible debentures due March 15, 2017 (TSX: ATP.DB.A) and Cdn$80.5 million principal amount of 5.60% convertible debentures due June 30, 2017 (TSX: ATP.DB.B).

Recent Developments

Impairment of Topsham and Badger Creek/Topsham PSA

During the three months ended December 31, 2010, we reviewed the recoverability of our 50.0% equity investments in the Topsham and Badger Creek projects.  These two projects combined have historically represented approximately 3% of our Project Adjusted EBITDA.

The review at Topsham was undertaken as a result of sale negotiations relating to our lessor interest in the project.  At Badger Creek, the review was undertaken as a result of the project’s recent discussions with utilities in California, the current status of the regulatory proceedings related to contract pricing for qualified facilities in California and recent comparable market transactions in the region.

Based on these reviews we determined that the carrying value of the Topsham and Badger Creek projects were impaired and recorded a pre-tax long-lived asset impairment of $2.0 million and $1.2 million, respectively, during the fourth quarter of 2010.  The Topsham and Badger Creek projects are accounted for under the equity method of accounting and the impairment charges are included in equity in earnings of unconsolidated affiliates in the consolidated statements of operations.

On February 28, 2011, we entered into a purchase and sale agreement with a third party for the purchase of our lessor interest in Topsham.  Closing of the transaction is expected to occur in the second quarter of 2011.

Guidance

Based on actual performance to date and projections for the remainder of the year, we expect to receive distributions from our projects in the range of $80 million to $90 million for the full year 2011 compared to $83 million in 2010.  We expect overall levels of operating cash flows in 2011 to be improved over actual 2010 levels. Higher distributions from existing projects, initial distributions from our recent investments in Idaho Wind and Cadillac, and a slightly lower payment under the management termination agreement are expected to be partially offset by the non-recurrence of the cash tax refunds in 2010. These increased cash flows in 2011, combined with the impact of our recent public offering, are expected to result in a payout ratio of approximately 100% to 105% in 2011.  In 2012, additional increases in distributions from projects are expected to further increase operating cash flow compared to 2011.  The most significant factor in the expected higher operating cash flow in 2012 is increased distributions from Selkirk following the final payment of its non-recourse project level debt in 2012.

Based on management’s cash flow projections, we believe the current level of dividends is sustainable into 2016 before considering any positive impact from potential future acquisitions or organic growth opportunities.

The calculation of Cash Available for Distribution and a summary of Adjusted EBITDA by individual project for the quarter and year ended December 31, 2010 are attached to this news release.

Investor Conference Call and Webcast

A telephone conference call hosted by Atlantic Power’s management team will be held on Monday, March 21, 2011 at 10:00 AM ET.  The telephone numbers for the conference call are: Local/International: (416) 849-2698, North American Toll Free: (866) 400-2270.  The Conference Call will also be broadcast over Atlantic Power’s website at www.atlanticpower.com. Please call or log in 10 minutes prior to the call. The telephone numbers to listen to the conference call after it is completed (Instant Replay) are Local/International: (416) 915-1035, North American Toll Free (866) 245-6755. Please enter the passcode 48946# when instructed. The conference call will also be archived on Atlantic Power’s web site.

About Atlantic Power

Atlantic Power Corporation owns and operates a diverse fleet of power generation and infrastructure assets in the United States.  Our power generation projects sell electricity to utilities and other large commercial customers under long-term power purchase agreements, which seek to minimize exposure to changes in commodity prices.  Our power generation projects in operation have an aggregate gross electric generation capacity of approximately 1,962 megawatts in which our ownership interest is approximately 878 MW.  Our corporate strategy is to generate stable cash flows from our existing assets and to make accretive acquisitions to sustain our dividend payout to shareholders, which is currently paid monthly at an annual rate of Cdn$1.094 per share.   Our current portfolio consists of interests in 13 operational power generation projects across ten states, one biomass project under construction in Georgia, and a 500 kilovolt 84-mile electric transmission line located in

California.  Atlantic Power also owns a majority interest in Rollcast Energy, a biomass power plant developer with several projects under development.

Atlantic Power trades on the New York Stock Exchange under the symbol AT, on the Toronto Stock Exchange under the symbol ATP and has a market capitalization of approximately $1.0 billion.  For more information, please visit the Company’s website at www.atlanticpower.com or contact:

Atlantic Power Corporation

Patrick Welch, Chief Financial Officer

(617) 977-2700

info@atlanticpower.com

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Forward-looking Statements

Certain statements in this news release may constitute “forward-looking statements”, which reflect the expectations of management regarding the future growth, results of operations, performance and business prospects and opportunities of our Company and our projects.  These statements, which are based on certain assumptions and describe our future plans, strategies and expectations, can generally be identified by the use of the words “may,” “will,” “project,” “continue,” “believe,” “intend,” “anticipate,” “expect” or similar expressions that are predictions of or indicate future events or trends and which do not relate solely to present or historical matters.  Examples of such statements in this press release include, but are not limited, to statements with respect to the following:

•                  The belief that, based on management’s cash flow projections, the current level of dividends is sustainable into 2016 without additional acquisitions or organic growth opportunities;

•                  The expectation that distributions from our projects will be in the range of $80 million to $90 million for the full year 2011;

•                  The expectation that overall levels of operating cash flows in 2011 will be improved over actual 2010 levels;

•                  The expectation that the payout ratio in 2011 will be approximately 100%-105% and that improvements in cash flow and payout ratio are expected in 2012;

•                  The expectation that we will receive distributions from Cadillac in the range of $3.5 million to $4.5 million per year beginning in 2011;

•                  The expectation that cash distributions from Piedmont are expected to average $8 million to $10 million for each full year of project operation;

•                  The expectation that the total project costs for Piedmont will be $207.4 million; and

•                  The expectation that Piedmont will complete construction in late 2012.

Forward-looking statements involve significant risks and uncertainties, should not be read as guarantees of future performance or results, and will not necessarily be accurate indications of whether or not or the times at or by which such performance or results will be achieved.  Please refer to the factors discussed under “Risk Factors” in the Company’s periodic reports as filed with the Securities and Exchange Commission from time to time for a detailed discussion of the risks and uncertainties affecting our Company.  Although the forward-looking statements contained in this news release are based upon what are believed to be reasonable assumptions, investors cannot be assured that actual results will be consistent with these forward-looking statements, and the differences may be material.  These forward-looking statements are made as of the date of this news release and, except as expressly required by applicable law, the Company assumes no obligation to update or revise them to reflect new events or circumstances.  The financial outlook information contained in this news release is presented to provide readers with guidance on the cash distributions expected to be received by the Company and to give readers a better understanding of the Company’s ability to pay its current level of distributions into the future.  Readers are cautioned that such information may not be appropriate for other purposes.

Atlantic Power Corporation

Consolidated Balance Sheets (in thousands of U.S. dollars)

	December 31,	December 31,
	2010	2009

Assets
Current assets:
Cash and cash equivalents	$45,497	$49,850
Restricted cash	15,744	14,859
Accounts receivable	19,362	17,480
Note receivable — related party	22,781	—
Current portion of derivative instruments asset	8,865	5,619
Prepayments, supplies and other	4,889	3,019
Deferred income taxes	—	17,887
Refundable income taxes	1,593	10,552
Total current assets	118,731	119,266

Property, plant and equipment, net	275,421	193,822
Transmission system rights	188,134	195,984
Equity investments in unconsolidated affiliates	294,805	259,230
Other intangible assets, net	88,462	71,770
Goodwill	12,453	8,918
Derivative instruments asset	17,884	14,289
Other assets	17,122	6,297
Total assets	$1,013,012	$869,576

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable and accrued liabilities	$20,530	$21,661
Current portion of long-term debt	21,587	18,280
Current portion of derivative instruments liability	10,009	6,512
Interest payable on convertible debentures	3,078	800
Dividends payable	6,154	5,242
Other current liabilities	5	752
Total current liabilities	61,363	53,247

Long term debt	244,299	224,081
Convertible debentures	220,616	139,153
Derivative instruments liability	21,543	5,513
Deferred income taxes	29,439	28,619
Other non-current liabilities	2,376	4,846
Commitments and contingencies

Shareholders’ equity
Common shares	626,108	541,917
Accumulated other comprehensive income (loss)	255	(859)
Retained deficit	(196,494)	(126,941)
Total Atlantic Power Corporation shareholders’ equity	429,869	414,117
Noncontrolling interest	3,507	—
Total equity	433,376	414,117
Total liabilities and equity	$1,013,012	$869,576

Atlantic Power Corporation

Consolidated Statements of Operations (in thousands of U.S. dollars)

	Years ended Dec. 31,			Three months ended Dec. 31,
	2010	2009	2008	2010	2009
Project revenue:
Energy sales	$69,116	$58,953	$64,237	$13,831	$14,143
Energy capacity revenue	93,567	88,449	77,691	23,982	22,112
Transmission services	31,000	31,000	31,528	7,814	7,792
Other	1,573	1,115	356	465	309
	195,256	179,517	173,812	46,092	44,356

Project expenses:
Fuel	65,553	59,522	55,366	13,947	16,267
Operations and maintenance	26,506	24,038	17,711	10,332	8,283
Project operator fees and expenses	4,731	4,115	3,727	1,657	1,316
Depreciation and amortization	40,387	41,374	29,528	10,163	10,067
	137,177	129,049	106,332	36,099	35,933

Project other income (expense):
Change in fair value of derivative instruments	(14,047)	(6,813)	(16,026)	6,899	(7,524)
Equity in earnings of unconsolidated affiliates	13,777	8,514	1,895	1,227	8,191
Gain on sales of equity investments, net	1,511	13,780	—	1,511	13,780
Interest expense, net	(17,660)	(18,800)	(17,709)	(4,776)	(4,955)
Other income, net	219	1,266	5,366	(14)	61
	(16,200)	(2,053)	(26,474)	4,847	9,553
Project income	41,879	48,415	41,006	14,840	17,976
Administrative and other expenses (income):
Management fees and administration	16,149	26,028	10,012	4,103	17,637
Interest, net	11,701	55,698	43,275	3,682	24,243
Foreign exchange (gain) loss	(1,014)	20,506	(47,247)	(1,193)	(1,528)
Other (income) expense, net	(26)	362	425	—	410
	26,810	102,594	6,465	6,592	40,762
Income (loss) from operations before income taxes	15,069	(54,179)	34,541	8,248	(22,786)
Income tax expense (benefit)	18,924	(15,693)	(13,560)	6,819	(6,589)
Net (loss) income	(3,855)	(38,486)	48,101	1,429	(16,197)
Net (loss) income attributable to noncontrolling interest	(103)	—	—	125	—
Net (loss) income attributable to Atlantic Power Corporation	$(3,752)	$(38,486)	$48,101	$1,304	$(16,197)

Net (loss) income per share attributable to Atlantic Power Corporation Shareholders:
Basic	$(0.06)	$(0.63)	$0.78	$0.02	$(0.27)
Diluted	$(0.06)	$(0.63)	$0.73	$0.02	$(0.27)

Atlantic Power Corporation

Consolidated Statements of Cash Flows (in thousands of U.S. dollars)

	Years ended December 31,
	2010	2009	2008
Cash flows from operating activities:
Net (loss) income	$(3,855)	$(38,486)	$48,101
Adjustments to reconcile to net cash provided by operating activities:
Depreciation and amortization	40,387	41,374	29,528
Common share conversions recorded in interest expense	—	4,508	—
Subordinated note redemption premium recorded in interest expense	—	1,935	—
Long-term incentive plan expense	4,497	—	—
(Gain) loss on sale of property, plant and equipment	(1,511)	(12,847)	(5,163)
Earnings from unconsolidated affiliates	(16,913)	(14,213)	(1,895)
Impairment of equity investments	3,136	5,500	—
Distributions from unconsolidated affiliates	16,843	27,884	41,031
Unrealized foreign exchange loss	5,611	24,370	(39,203)
Change in fair value of derivative instruments	14,047	6,813	16,026
Change in deferred income taxes	17,964	(6,436)	(14,009)
Other	(210)	106	27
Change in other operating balances
Accounts receivable	1,729	10,520	216
Prepayments, refundable income taxes and other assets	9,311	(3,454)	12,229
Accounts payable and accrued liabilities	(6,551)	2,959	(20)
Other liabilities	2,468	(84)	(9,080)
Net cash provided by operating activities	86,953	50,449	77,788

Cash flows (used in) provided by investing activities:
Acquisitions and investments, net of cash acquired	(78,180)	(3,068)	(141,688)
Short term loan to Idaho Wind	(22,781)	—	—
Change in restricted cash	945	575	6,335
Biomass development costs	(2,286)	—	—
Proceeds from the sale of assets	2,000	29,467	7,889
Purchase of property, plant and equipment	(46,695)	(2,016)	(1,102)
Purchases of auction rate securities	—	—	(75,518)
Sale of auction rate securities	—	—	75,518
Net cash (used in) provided by investing activities	(146,997)	24,958	(128,566)

Cash flows (used in) provided by financing activities:
Proceeds from issuance of convertible debenture, net of offering costs	74,575	—	—
Proceeds from issuance of equity, net of offering costs	72,767	—	—
Deferred financing costs	(7,941)	—
Repayment of project-level debt	(18,882)	(12,744)	(22,275)
Proceeds from revolving credit facility borrowings	20,000	—	55,000
Repayments of revolving credit facility borrowings	(20,000)	(55,000)	—
Dividends paid	(65,028)	(24,955)	(24,612)
Equity contribution from noncontrolling interest	200	—	—
Proceeds from issuance of project level debt	—	78,330	35,000
Redemption of IPSs under normal course issuer bid	—	(3,369)	(1,612)
Redemption of subordinated notes	—	(40,638)	(3,064)
Costs associated with common share conversion	—	(4,508)	—
Net cash (used in) provided by financing activities	55,691	(62,884)	38,437
Net (decrease) increase in cash and cash equivalents	(4,353)	12,523	(12,341)
Cash and cash equivalents at beginning of period	49,850	37,327	49,668
Cash and cash equivalents at end of period	$45,497	$49,850	$37,327
Supplemental cash flow information
Interest paid	$26,687	$69,186	$72,129
Income taxes paid (refunded), net	$(8,000)	$(216)	$2,418

Regulation G Disclosures

Cash Available for Distribution is not a measure recognized under U.S. generally accepted accounting principles (“GAAP”) and does not have a standardized meaning prescribed by GAAP.  Management believes Cash Available for Distribution is a relevant supplemental measure of the Company’s ability to earn and distribute cash returns to investors.  A reconciliation of Cash Flows from Operating Activities to Cash Available for Distributions is provided below.  Investors are cautioned that the Company may calculate this measure in a manner that is different from other companies.

Adjusted EBITDA, earnings before interest, taxes, depreciation and amortization (including non-cash impairment charges), is not a measure recognized under GAAP and is therefore unlikely to be comparable to similar measures presented by other issuers and does not have a standardized meaning prescribed by GAAP.  Management uses Adjusted EBITDA at the Project-level to provide comparative information about project performance.  A reconciliation of Project Adjusted EBITDA to project income is provided on the following page.  Investors are cautioned that the Company may calculate this measure in a manner that is different from other issuers.

Atlantic Power Corporation

Cash Available for Distribution

(In thousands of U.S. dollars, except as otherwise stated)

	Year ended Dec. 31,
	2010	2009	2008
Cash flows from operating activities	86,953	50,449	77,788
Project-level debt repayments	(18,882)	(12,744)	(22,275)
Interest on IPS portion of subordinated notes(1)	—	30,639	36,560
Purchase of property, plant and equipment(2)	(2,549)	(2,016)	(1,102)
Cash Available for Distribution	65,522	66,328	90,971

Interest on subordinated notes	—	30,639	36,560
Dividends on Common Shares	65,648	27,988	24,692
Total distributions to shareholders	65,648	58,627	61,252

Payout ratio	100%	88%	67%

Expressed in Cdn$
Cash Available for Distribution	67,540	75,673	97,102

Total distributions to shareholders	67,914	66,325	65,143

(1)                      Prior to the common share conversion in November 2009, a portion of our monthly distribution to IPS holders was paid in the form of interest on the subordinated notes compromising a part of the IPSs.  Subsequent to the conversion, the entire monthly cash distribution is paid in the form of a dividend on our common shares.

(2)                      Excludes construction-in-progress costs related to our Piedmont biomass project.

Atlantic Power Corporation

Project Adjusted EBITDA (in thousands of U.S. dollars)

	Year ended Dec. 31,			Three months ended Dec. 31
	2010	2009	2008	2010	2009
Project Adjusted EBITDA by individual segment
Auburndale	$34,232	$35,221	$4,461	4,412	$6,967
Lake	31,428	25,378	32,892	7,491	4,629
Pasco	4,712	3,299	21,953	960	183
Path 15	28,639	27,691	28,872	7,291	6,797
Chambers	19,344	13,595	27,603	4,564	4,270
Total	118,355	105,184	115,781	24,718	22,846

Other Project Assets Segment
Mid-Georgia	—	2,509	4,206	—	466
Stockton	—	(675)	1,780	—	384
Badger Creek	3,062	3,245	3,762	853	780
Koma Kulshan	812	822	912	206	346
Orlando	7,883	8,858	8,206	2,027	2,773
Topsham	1,890	1,879	2,629	512	346
Delta Person	1,849	894	2,012	484	—
Gregory	4,822	4,482	5,236	1,166	1,257
Rumford	(7)	2,590	2,395	—	627
Selkirk	14,931	15,059	19,104	3,948	3,552
Rollcast	(987)	(234)	—	(359)	(112)
Onondaga	—	—	7,865	—	—
Other	(26)	(434)	801	211	(212)
Total adjusted EBITDA from Other Project Assets segment	34,229	38,995	58,908	9,048	10,207

Project income
Total adjusted EBITDA from all Projects	152,584	144,179	174,689	33,766	33,053
Depreciation and Amortization	65,791	67,643	60,125	16,460	15,878
Interest expense, net	23,628	31,511	30,316	5,844	8,111
Change in the fair value of derivative instruments	17,643	5,047	29,914	(5,792)	6,578
Other (income) expense	3,643	(8,437)	13,328	2,414	(15,490)
Project income as reported in the statement of operations	$41,879	$48,415	$41,006	$14,840	$17,976